Exhibit 99.1

FOR IMMEDIATE RELEASE

RCS Capital Corporation Provides Update on

Ongoing Initiatives to Transform to Cetera-Only Independent Retail Business

As Part of Previously Announced Agreement in Principle with First- and Second-Lien Lenders,

Company has Filed a Prearranged Chapter 11 Plan of Reorganization

Subsequent Agreement Reached on Consensual Restructuring with Holders of a Majority of Unsecured Claims

$150 Million in Fully Committed New Working Capital Will be Invested by Majority of Lenders,

Enabling Significant Ongoing Investment in Cetera Financial Group

Restructuring Plan Reduces Indebtedness and Preferred Stock by More Than $500 Million;

New Capital Structure Will Significantly Reduce Future Cash Costs for Principal and Interest Payments

Restructuring Plan Agreed to by 92.5% in Principal Amount of First Lien and 87.6%

in Principal of Second Lien Secured Loans and Holders of a Majority of Unsecured Claims

Upon Completion of Chapter 11 Restructuring Process:

•	Cetera Financial Group Will be a Wholly-Owned Restructured Privately-Held Company

•	New Retention Program will be Implemented for Cetera Financial Group-Affiliated Advisors

•	Cetera Employees, RIAs, Member Broker Dealers and Broker Vendor Claims Not Impacted by Chapter 11 Filing

NEW YORK, February 1, 2016 – RCS Capital Corporation (“RCS Capital” or the “Company”) today announced that, as part of its previously announced strategic initiatives to transform to a Cetera-only independent retail business, the Company has filed a prearranged plan of reorganization under Chapter 11 with the United States Bankruptcy Court for the District of Delaware. In addition to the previously-announced agreement, the prearranged plan reflects an agreement reached among the Company and 92.5% in principal amount of the First Lien and 87.6% in principal amount of Second Lien lenders, as well as holders of a majority of the Company’s outstanding unsecured debt, on the terms of a restructuring that maximizes values available for all creditor constituencies.

The purpose of the Chapter 11 filing is to improve RCS Capital’s balance sheet and capital structure by significantly reducing its funded debt, eliminating existing equity and unsecured liabilities and disposing of certain non-core assets. Pursuant to the Chapter 11 plan, a creditor trust will be established for the benefit of unsecured creditors, which will be funded with a combination of cash, warrants to purchase equity in the reorganized company, and certain claims and causes of action held by the Company and its subsidiaries. In addition, unsecured debt and preferred stock aggregating in excess of $1.19 billion will be discharged and all of the existing common stock will be eliminated. Substantially all of the equity of the Company following the restructuring will be owned by the current First-Lien and Second-lien lenders. The new capital structure will significantly reduce the Company’s future cash costs for principal and interest payments.

The Company-wide restructuring will be effected in two waves of filings. These filings have been agreed to by 92.5% in principal amount of the First Lien and 87.6% in principal amount of the Second Lien lenders, which in aggregate represented $709 million, as well as holders of a majority of unsecured claims. The first wave includes RCS Capital and certain of its subsidiaries under a “pre-arranged” plan. This first wave filing:

•	Includes a “pre-arranged” Chapter 11 bankruptcy plan

•	Includes Debtor-in-Possession (“DIP”) financing of $100 million

•	Is expected to be completed in May 2016

•	Excludes Cetera Member Broker-Dealer companies and Registered Investment Advisors which will NOT be included in either wave of the bankruptcy filings

Within approximately 60 days after the initial filing, the Company anticipates commencing a streamlined “pre-packaged” bankruptcy filing (the second wave filing) for the holding companies for its broker-dealers, as well as certain other guarantors of the First and Second Lien debt. During this second wave filing:

•	The broker dealer holding companies who serve as guarantors of the RCS Capital debt will utilize a “pre-packaged” filing in order to extinguish their guaranty associated with the First and Second lien debt

•	Only these guaranty claims will be impaired; all other liabilities will be unaffected and “ride through” the proceeding

•	Cetera payroll and benefits, vendor payables and all other liabilities at these entities, including the deferred compensation plans, will continue as is and will not be impaired or modified

•	Excludes Cetera Member Broker-Dealer companies and Registered Investment Advisors which will NOT be included in either wave of the bankruptcy filings

The Company noted that upon completion of the restructuring process, which is expected in May 2016, Cetera Financial Group will operate as a wholly-owned, privately-held company of RCS Capital.

As previously announced, as an integral part of the balance sheet restructuring, a group of its existing lenders have fully committed to invest $150 million in new working capital into Cetera Financial Group which the Company and the Cetera senior leadership team intend to deploy to make continued significant investments in technology, advisor growth and service enhancements in what is already an industry-leading platform for the financial institutions and financial advisors Cetera supports.

The agreement includes a retention program for eligible Cetera Financial Group-affiliated advisors in the new post-bankruptcy company. The secured lenders have also agreed that the reorganization will not affect the current deferred compensation arrangements. The restructuring and new investment is subject to regulatory, court and other approvals, and obtaining a formal vote by the requisite first- and second lien- lenders, and is expected to be completed in May 2016.

Brad Scher, RCS Capital’s chief executive officer and chairman of the executive committee the board of directors, said, “Over the past six months, the Company has taken a number of steps to streamline the business, including rationalizing its capital structure, disposing of certain noncore assets and increasing financial flexibility. Taken together, these actions position the Company for long-term growth. We expect the Chapter 11 process, as agreed to by our existing senior secured lenders and majority of our unsecured creditors, will provide Cetera Financial Group with a significant infusion of capital that will help stabilize our financial foundation and provide a robust basis from which we can continue executing our retail advice focused strategy.”

R. Lawrence “Larry” Roth, chief executive officer of Cetera Financial Group, commented, “The restructuring of the Company’s balance sheet is one of the last remaining, yet critical steps in the overall repositioning of the Company. We believe the initiatives announced today will enable Cetera Financial Group to maximize its opportunities to achieve long-term growth and success. I’d like to reiterate to our advisors and institutions that the restructuring of RCS Capital will not impact the existing deferred compensation plans or other related compensation plans at Cetera, which will remain in effect in their current form.”

Mr. Roth concluded, “The actions we have taken over the past several months, while difficult, are aligned with our goal to transform Cetera into the retail advisory platform of the future. The underlying value proposition of Cetera remains intact, as does the reason why advisors have joined, and stayed on, our platform. As evidenced by Cetera’s strong retention rates, the level of institutional knowledge and management stability demonstrated by our financial advisors over the years clearly stands out in our industry. Cetera offers unrivaled practice management support tools for advisors seeking to grow their businesses. From technology to training and continuing education, the advisors on the Cetera platform benefit from our industry leading offerings and are the driving force behind our success, and we will continue to invest in our platform to provide them with the resources they need to support their clients.”

About RCS Capital

RCS Capital Corporation is a holding company of Cetera Financial Group. Additional information about RCS Capital can be found on its website at www.rcscapital.com.

About Cetera Financial Group

Cetera Financial Group is a leading network of independent retail broker-dealers empowering the delivery of objective financial advice to investors across the country through trusted financial advisors and financial institutions. The network is comprised of ten firms - four legacy Cetera-branded firms (Cetera Advisors, Cetera Advisor Networks, Cetera Investment Services, marketed as Cetera Financial Institutions, and Cetera Financial Specialists) along with First Allied Securities, Investors Capital Corporation, Legend Equities Corporation, Summit Brokerage, VSR Financial Services and Girard Securities.

Cetera Financial Group is the second largest independent financial advisor network in the nation by number of advisors, as well as a leading provider of retail services to the investment programs of banks and credit unions. Cetera Financial Group delivers award-winning wealth management and advisory platforms, comprehensive broker-dealer and registered investment adviser services, and innovative technology to over 9,000 independent financial professionals and over 500 financial institutions nationwide. Through its distinct firms, Cetera Financial Group offers the benefits of a large, established broker-dealer and registered investment adviser, while serving independent and institutions-based financial advisors in a way that is customized to their needs and aspirations. Cetera Financial Group is committed to helping advisors grow their businesses and strengthen their relationships with clients. For more information, visit www.ceterafinancialgroup.com.

Important Notice

The statements in this press release include statements regarding the intent, belief or current expectations of RCS Capital and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should,” “look forward” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements due to certain factors, including the ability to consummate the proposed plan of reorganization. Additional factors that may affect future results are contained in RCS Capital’s filings with the SEC, which are available at the SEC’s website at www.sec.gov. Further, forward-looking statements speak only as of the date they are made, and RCS Capital undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

RCS Media & Investor Inquiries:	Cetera Financial Group Media Inquiries:

Andrew G. Backman	Joseph Kuo / Matthew Griffes

Managing Director	Haven Tower Group, LLC

Investor Relations and Public Relations	jkuo@haventower.com or mgriffes@haventower.com

RCS Capital Corporation	(424) 652-6520 ext. 101 or ext. 103

ABackman@rcscapitalco.com

(917) 475-2135